EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the (i) Altimmune, Inc. 2001 Employee Stock Option Plan, (ii) Altimmune, Inc. 2001 Non-Employee Stock Option Plan, and (iii) Altimmune, Inc., 2017 Omnibus Incentive Plan, of Altimmune, Inc. of our reports dated March 14, 2017, with respect to the consolidated financial statements of PharmAthene, Inc. and the effectiveness of internal control over financial reporting of PharmAthene, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

May 3, 2017